Exhibit 99.1

Cost-U-Less Reports December and Fourth Quarter 2005 Sales Results

Bellevue, WA, January 5, 2006

Same Store Sales:

Cost-U-Less, Inc. (the “Company”) (Nasdaq: CULS) today reported an increase of 5.2% in same store sales (stores open a full 13 months), for fiscal December 2005, compared to same store sales of 10.9% for the corresponding period a year ago.

“December sales were very strong for the third consecutive year despite weak economic conditions in several markets,” said J. Jeffrey Meder, the Company’s President and CEO. “Nearly every unit recorded its best ever sales for the month, and we believe we fared better than most of the retailers we compete against.”

Same store sales increases for the following periods were:

	Fiscal Month	Fiscal Fourth	Fiscal Year
Quarter

December 2005	5.2%	1.7%	4.7%

December 2004	10.9%	11.5%	13.6%

Same store sales for the fiscal fourth quarter of 2005 were negatively impacted by the timing of the Company’s annual Anniversary Sale. This promotion occurred in the fiscal third quarter of 2005, whereas it occurred in the fiscal fourth quarter of 2004. The timing of this promotion is estimated to have decreased fiscal fourth quarter 2005 same store sales and net sales by approximately 1-2 percent.

Fiscal 2005 was a 53-week year as compared to fiscal 2004 which was a 52-week year. The additional week in 2005 resulted in December 2005 containing six weeks vs. five weeks in December 2004. The sixth week of December 2005 has been excluded from the same store sales calculations in order to provide a normalized comparison against the corresponding fiscal periods in 2004. Approximately every five years the Company adds a 53rd week to align fiscal periods as close as possible to calendar periods.

Total Sales:

Total sales results (in millions) for the following periods were:

	Fiscal Month December	Fiscal Fourth Quarter	Fiscal Year

Fiscal 2005 (excluding 6th week December)	24.4 M	57.3 M	215.8 M

Fiscal 2005 (including 6th week December)	28.0 M	60.9 M	219.4 M

Fiscal 2004	23.4 M	57.4 M	209.4 M

Increase / (Decrease) over 2004:
- Excluding 6th week December 2005:	4.2%	(0.3%)	3.1%
- Including 6th week December 2005:	19.7%	6.0%	4.8%

On March 2, 2006 the Company expects to announce its financial results for the fiscal fourth quarter and fiscal year 2005 ended January 1, 2006.

Cost-U-Less currently operates eleven stores in the Caribbean and Pacific region: U.S. Virgin Islands (2), Netherlands Antilles (2), Hawaiian Islands (2), California (1), Guam (2), American Samoa (1), and Republic of Fiji (1). The Company builds its business through delivering high-quality U.S. and local goods, progressive merchandising practices, sophisticated distribution capabilities, and superior customer service, primarily to island markets. Additional information about Cost-U-Less is available at www.costuless.com

This press release contains statements that are forward-looking. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements, including comparable store sales expectations, trends in or expectations regarding the Company’s revenue growth, and the Company’s growth plans are all based on currently available operating, financial, and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including that the Company may encounter substantial delays, increased expenses or loss of potential store sites due to the complexities, cultural differences, and local political issues associated with the regulatory and permitting processes in the island markets in which the Company may locate its stores. Prolonged adverse occurrences affecting tourism or air travel, particularly to non-U.S. destinations, including political instability, armed hostilities, terrorism, natural disasters or other activity that involves or affects air travel or the tourism industry generally, could cause actual results to differ materially from historical results or those anticipated. Other risks and uncertainties include the Company’s small store base; the mix of geographic and product revenues; relationships with third parties; litigation; the Company’s ability to maintain existing credit facilities and obtain additional credit; business and economic conditions and growth in various geographic regions; pricing pressures; political and regulatory instability in various geographic regions; and other risks and uncertainties detailed in the Company’s filings with the SEC.

For further information, contact:

Martin Moore

VP-Chief Financial Officer

Email: mmoore@costuless.com

425-945-0213